Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
York International Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of York International Corporation of our report dated February 23, 1999, relating to the statements of net assets available for benefits of Bristol Compressors Thrift and Retirement Plan as of September 30, 1997 and 1996, the related statements of changes in net assets available for benefits for the years then ended, and the related schedules as of and for the year ended September 30, 1997, which report appears elsewhere in this Form 11-K.

Harrisburg, Pennsylvania
February 23, 1999

                                        /s/ KPMG LLP


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